AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                         BRANDYWINE COMPUTER GROUP, INC.

                              PLANET ZANETT, INC.

                       PLANET ZANETT MERGER SUB BCG, INC.

                                      and

                               THE SHAREHOLDERS OF
                          BRANDYWINE COMPUTER GROUP, INC.


                             Dated as of May 31, 2002

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND CONSTRUCTION                                       1
ARTICLE II. THE MERGER                                                        8
ARTICLE III. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; MERGER CONSIDERATION                                            9
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BCG AND THE BCG SHAREHOLDERS   14
ARTICLE V. REPRESENTATIONS AND WARRANTEES OF PARENT AND MERGER SUB.          35
ARTICLE VI. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION                     38
ARTICLE VII. COVENANTS.                                                      41
ARTICLE VIII. CONDITIONS TO CLOSING.                                         44
ARTICLE IX. MISCELLANEOUS.                                                   47

                             AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of May 31, 2002, among BRANDYWINE COMPUTER GROUP, INC., an Ohio corporation ("BCG"), PLANET ZANETT, INC., a Delaware corporation ("Parent"), PLANET ZANETT MERGER SUB BCG, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the shareholders of BCG identified on the signature page(s) hereto (each, a "BCG Shareholder" and, together, the "BCG Shareholders").

Each of the Boards of Directors of BCG, Parent and Merger Sub, and the BCG Shareholders, have approved the merger of BCG with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth herein and in accordance with the DGCL (as herein defined) and the ORC (as herein defined).

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

                          ARTICLE I.  DEFINITIONS AND CONSTRUCTION
1.1 Definitions

"Affiliate" shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person. As used in this definition, "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

"Benefit Plans" shall mean any profit sharing, group insurance, medical, dental and/or hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus or stock purchase plan, any collective bargaining agreements, contracts or other arrangements under which pensions, deferred compensation or other employee benefits are being paid or may become payable, or any other "employee benefit plans" as defined in
Section 3(3) of ERISA, any plan created in accordance with Section 125 of the Code, any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs or payroll practice, whether or not employee benefit plans, established for the benefit of a party's former or current officers, directors or employees, including each trust or other agreement with any custodian or any trustee for funds held under any such plan or agreement.

"Books and Records" shall mean (i) the minute books containing the minutes of all meetings and written consents of the shareholders and directors (and all committees thereof) of BCG, and (ii) all books and records of BCG prior to the Closing Date, including stock ledgers, stock certificate books, corporate records, customer lists, reports, plans, projections and advertising and marketing materials and financial and accounting books and records.

"Business" shall mean the business currently carried on by BCG pursuant to which BCG provides information technology consulting services.

"Business Day" shall mean any day other than a Saturday, Sunday or legal holiday in the States of New York or Ohio.

"Closing" shall mean the exchange of the Shares for the Initial Cash Payment and Initial Stock Payment as set forth herein.

"Closing Balance Sheet" shall mean the audited balance sheet of BCG as of the Closing Date, to be prepared in accordance with GAAP and in a manner consistent with the Financial Statements and BCG's historical financial and accounting practices to the extent not inconsistent with GAAP. The Closing Balance Sheet will be included in the Closing Financial Statements.

"Closing Date" shall mean the date on which the Closing is completed.

"Closing Financial Statements" shall mean the BCG financial statements as of the Closing Date, including the Closing Balance Sheet and the related statements of income, changes in stockholders' equity and cash flows for the period from January 1, 2002 through the Closing Date. The Closing Financial Statements shall be prepared in accordance with GAAP and in a manner consistent with the Financial Statements and BCG's historical financial and accounting practices to the extent not inconsistent with GAAP.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Current Assets" shall mean, in respect of any period, all assets expected to be converted into cash or otherwise realized in the twelve months following the balance sheet date and recorded as current assets in BCG's Financial Statements and the Closing Financial Statements in accordance with GAAP, including, but not limited to, cash and cash equivalents, accounts receivable, notes receivable, interest receivable, prepaid expenses, and current assets and any provisions recorded thereon.

"Current Liabilities" shall mean, in respect of any period, all liabilities expected to be settled in the twelve months following the balance sheet date and recorded as current liabilities in BCG's Financial Statements and the Closing Financial Statements in accordance with GAAP, including, but not limited to, accounts payable, accrued expenses, accrued payroll liabilities, interest payable, deferred revenue and the current portion of any debt obligations.

"DGCL" shall mean the Delaware General Corporation Law, as amended.

"Disclosure Documents" shall mean all agreements and documents referred to in any of the Schedules, together with all other agreements and documents disclosed by BCG to Parent during Parent's due diligence investigation conducted prior to the Closing Date.

"EBITDA" means, for any period, earnings before (i) interest income and interest expense, (ii) taxes based on income, and (iii) depreciation and amortization expense for that period, calculated in accordance with GAAP.

"EBITDA Target" means (i) for the first Performance Period, $2,109,005,
(ii) for the second Performance Period, $2,425,356, and (iii) for the third Performance Period, $2,789,159.

"Encumbrance" shall mean a mortgage, charge, pledge, lien, option, restriction, claim, right of first refusal, right of preemption, third party right or interest or other encumbrance or security interest of any kind or similar right or any other matter affecting title.

"Environmental Laws" means all federal, state and local, provincial and foreign, civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives or judicial or administrative orders, agreements or settlements relating to pollution or protection of the environment or human health, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances (including, without limitation, releases or threatened releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, disposal or handling of Hazardous Substances. "Environmental Laws" include, without limitation, the Comprehensive Environmental Response,
Compensation and Liability Act (42 U.S.C.    9601 et seq.), the Hazardous
Materials Transportation Law (49 U.S.C.    5101 et seq.), the Resource
Conservation and Recovery Act (42 U.S.C.    6901 et seq.), the Federal Water
Pollution Control Act (33 U.S.C.    1251 et seq.), the Clean Air Act (42
U.S.C.    7401 et seq.), the Toxic Substances Control Act (15 U.S.C.    2601
et seq.), the Oil Pollution Act (33 U.S.C.    2701 et seq.), the Emergency
Planning and Community Right-to-Know Act (42 U.S.C.    11001 et seq.), each
as amended to date and all other state laws similar to any of the above.

 "Environmental Liabilities" means all liabilities of BCG that (i) arise under or relate to material violations of Environmental Laws or arise in connection with or related to any matter disclosed or required to be disclosed on Schedule 4.20 and (ii) are attributable to actions or omissions occurring or conditions existing on or prior to the Closing Date.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

"Financial Statements" shall mean (i) BCG's audited balance sheets as of December 31, 2000 and 2001 and related audited statements of income, statements of change in shareholders' equity and statements of cash flows for such years and the related notes to the audited Financial Statements, and
(ii) BCG's unaudited balance sheet as of April 30, 2002 and related statements of the income, shareholders' equity and cash flows for the four months then ended, prepared in accordance with GAAP and in a manner consistent with BCG's historical financial and accounting practices.

"GAAP" shall mean, at any particular time, accounting principles generally accepted in the United States of America, consistently applied on a going concern basis and, with respect to interim financial statements, subject to normal year-end adjustments.

"Hazardous Substances" means all regulated elements, compounds, substances, matrices or mixtures ("Materials or Substances") that are hazardous, toxic, ignitable, reactive or corrosive including, without limitation, the following: (i) all Materials or Substances (whether or not wastes, contaminants or pollutants) that are regulated by any of the Environmental Laws; (ii) all Materials or Substances that are defined or described by any of the Environmental Laws as "hazardous" or "toxic" or a "pollutant," "contaminant," "hazardous substance," "hazardous waste," "extremely hazardous waste," "acutely hazardous waste" or "acute hazardous waste;" and (iii) petroleum, including crude oil or any fraction thereof, asbestos, including asbestos containing materials, and polychlorinated biphenyls.

"Management Committee" shall mean the Management Committee appointed from time to time by the Board of Directors of Parent.

"Net Working Capital" shall mean (i) Current Assets less cash, plus
(ii) $250,000 (for required operating cash), minus (iii) Current Liabilities, all as recorded on the Closing Balance Sheet.

"ORC" shall mean the Ohio Revised Code, as amended.

"Parent Stock" shall mean the Parent's common stock, $0.001 par value per share.

"Percentage Interest" shall mean the quotient obtained by dividing one by the number of Shares issued and outstanding immediately prior to the Effective Time.

"Performance Period" shall mean each of the three successive annual periods commencing on June 1 and ending on May 31 following the Closing Date.

"Performance Period Financial Statements" shall mean the Quarterly Performance Period Financial Statements and the Annual Performance Period Financial Statements of the Surviving Corporation prepared in accordance with GAAP and in a manner consistent with the Financial Statements and BCG's historical financial and accounting practices to the extent not inconsistent with GAAP.

"Person" shall mean an individual, company, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization, joint stock corporation or other similar organization, government or any political subdivision thereof, or any other legal entity.

"Purchase Price Adjustment" shall mean an amount equal to (a) BCG's Net Working Capital, minus (b) $1,247,643 and "Final Purchase Price Adjustment" shall have the meaning ascribed to it in Section 3.4(c) hereof.

"Receivables" shall mean, in respect of any period, the accounts receivable, trade receivables, notes receivable and other receivables arising out of or related to BCG's operations, determined in accordance with GAAP and in a manner consistent for all periods with BCG's historical financial and accounting practices to the extent not inconsistent with GAAP.

"Related Agreements" shall mean all instruments, agreements and other documents executed and delivered or to be executed and delivered pursuant to this Agreement including without limitation the Ownership and Nondisclosure Agreements, the Employment Agreements, and the Lock-up Agreements.

"Reserves" shall mean those reserves for bad debts, contractual adjustments and disallowances, self-insured risks, risk management and unspecified uninsured liabilities, established and maintained by BCG and reflected in the Financial Statements.

"Schedules" shall mean the disclosure schedules delivered by BCG and the BCG Shareholders to Parent pursuant to this Agreement.

"Shares" shall mean all issued and outstanding shares of BCG's common stock, no par value.

"Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including but not limited to, all federal, state local, foreign or other income, profits, unitary, business, franchise, capital stock, real property, personal property, intangible taxes, withholding, FICA, medicare, unemployment compensation, disability, transfer, sales, use, excise and other taxes, assessments, charges, duties, fees, or levies of any kind whatsoever (whether or not requiring the filing of Tax Returns) and all deficiency assessments, additions to tax, penalties and interest.

"Tax Returns" shall mean any return, amended return or other report (including but not limited to elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any taxing or governmental authority.


1.2 Location of Certain Defined Terms. The following terms used in this Agreement are defined in the Section indicated:
     Term                                       Section
Agreement                                       Preamble
Annual Deposit Requirements                     3.4(d)2
Annual Financial Statements                     7.5(b)
Balance Sheet                                   4.14(a)
Balance Sheet Date                              4.14(a)
BCG                                             Preamble
BCG Indemnified Parties	                        6.2(b)
BCG Shareholders                                Preamble
Catch-up Cash Deposit                           3.4(f)
Catch-up Statement                              3.4(f)
Certificate of Merger                           2.2
Claim                                           4.10(a)
Closing                                         2.3
Confidential Information                        7.2
Contingent Cash Payments                        3.3(c)
Contingent Stock Payments                       3.3(d)
Contracts                                       4.11(i)
Damages                                         6.2(a)
Default                                         4.11(i)
Disputed Amounts                                7.6
Effective Time                                  2.2
Employment Agreements                           8.2(g)
Indemnified Party                               6.3
Indemnifying Party                              6.3
Independent Accounting Firm                     7.6
Initial Cash Payment                            3.3(a)
Initial Stock Payment                           3.3(b)
Intellectual Property                           4.16(a)
Ownership and Nondisclosure Agreement           4.16(g)
Lock-up Agreements                              8.2(h)
Material adverse change                         1.3
Merger                                          Preamble
Merger Consideration                            3.3
Merger Sub                                      Preamble
Merger Sub Common Stock                         5.1(b)
Parent                                          Preamble
Parent Account                                  3.4(d)2
Parent Indemnified Parties                      6.2(a)
Parent Option                                   7.3(a)
Parent Financials                               5.4(b)
Parent SEC Report                               5.4(a)
Quarterly Deposit Requirement                   3.4(d)3
Quarterly Financial Statements                  7.6(a)
Securities Act                                  5.4(a)
SEC                                             5.4(a)
Surviving Corporation                           2.1

1.3   Construction.
     (a) The headings and captions used herein are intended for convenience of reference only, and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

     (b) As used herein, the singular shall include the plural, the masculine and feminine genders shall include the neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

     (c) The words "hereof", "herein", and "hereunder", and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     (d) All references herein to Sections, Schedules or Exhibits shall be deemed to refer to Sections of and Schedules or Exhibits to this Agreement, unless specified to the contrary. All Exhibits and Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

     (e) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

     (f) "To the knowledge", "to the best knowledge, information and belief" or any similar phrase shall be deemed to refer to the actual knowledge or actual awareness of the directors and executive officers of a party after reasonable investigation.

     (g) "Material adverse change" or "material adverse effect" means, with respect to a specified party, any change or effect, as the case may be, that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the assets, business, financial condition, financial position or liabilities of such party and its subsidiaries taken as a whole.

     (h) The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.


                           ARTICLE II.  THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the ORC, at the Effective Time, BCG shall be merged with and into Merger Sub in accordance with the provisions of Section 252 of the DGCL and Section 1701.79 of the ORC. Following the Effective Time, the separate existence of BCG shall cease, and Merger Sub shall continue as the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") as a business corporation incorporated under the laws of the State of Delaware under the name "Brandywine Computer Group, Inc." and shall succeed to and assume all the rights and obligations of BCG in accordance with the DGCL and the ORC.

2.2 Effective Time Of The Merger. The Merger shall become effective at such time (the "Effective Time") as a duly executed Certificate of Merger (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware and the State of Ohio.

2.3 Closing. The Closing will occur simultaneously with the execution of this Agreement. The Closing shall be held at the offices of Taft, Stettinius & Hollister, LLP, 425 Walnut Street, Suite 1800, Cincinnati, OH 45202-3957 fax: 513-381-0205 or at such other place as Parent and the BCG Shareholders may agree.

2.4   Surviving Corporation.

     (a) The certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL.

     (b) The by-laws of Merger Sub shall be the by-laws of the Surviving Corporation, until duly amended in accordance with their terms and as provided by the certificate of incorporation of the Surviving Corporation and the DGCL.

     (c) Those individuals designated as directors on Schedule 2.4 shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

     (d) Those individuals designated as officers on Schedule 2.4 shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

     (e) If at any time after the Effective Time, any party shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, powers and franchises of BCG by reason of, or as a result of, the Merger, or otherwise to carry out the provisions of this Agreement, the remaining parties, as applicable, shall execute and deliver, upon request, any instruments or assurances, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.


      ARTICLE III. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; MERGER CONSIDERATION

3.1 Effect on Merger Sub Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Merger Sub, each issued and outstanding share of capital stock of Merger Sub shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2   Effect on Shares; Exchange of Certificates.  As of the Effective
Time, by virtue of the Merger and without any action on the part of the holder of any Shares, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one Percentage Interest of the Merger Consideration. At the Closing, immediately after the Effective Time, the BCG Shareholders shall surrender to the Surviving Corporation all of the outstanding certificates representing the Shares in exchange for the Merger Consideration payable to the BCG Shareholders at Closing. Until such certificates are surrendered, outstanding certificates formerly representing Shares shall be deemed for all purposes as evidencing the right to receive the Merger Consideration into which such shares have been converted as though said surrender and exchange had taken place. In no event will a holder of Shares be entitled to interest on the Merger Consideration issuable in respect of such Shares.

3.3   Consideration.  The "Merger Consideration" shall consist of:

     (a) $2,750,876 of cash payable to the BCG Shareholders at the Closing in accordance with Section 3.4(a), subject to adjustment in accordance with Section 3.4(c) below (the "Initial Cash Payment");

     (b) 1,508,838 shares of Parent Stock, such shares to be issuable to the BCG Shareholders at the Closing in accordance with Section 3.4(b) (the "Initial Stock Payment");

     (c) up to $2,292,396 of cash payable to the BCG Shareholders after the Closing in accordance with Section 3.4(d) (the "Contingent Cash Payments"); and

     (d) up to a number of shares of Parent Stock calculated by dividing $2,292,396 by the average closing price of a share of Parent Stock as reported on NASDAQ for the ten (10) consecutive trading days ending on the day prior to the applicable issuance date, such shares to be issuable to the BCG Shareholders after the Closing in accordance with Section 3.4(e) (the "Contingent Stock Payments"). Parent shall not be required to issue any fractional shares or scrip with respect to the Contingent Stock Payments.
All fractional shares shall be rounded up to the nearest whole number of shares of Parent Stock.

3.4   Payment of Merger Consideration.

     (a) Initial Cash Payment. Subject to Section 3.4(c) below, at the Closing, Parent shall pay to each BCG Shareholder an amount of cash equal to the product of (i) the number of Shares held by such BCG Shareholder immediately prior to the Effective Time, (ii) the Percentage Interest, and
(iii) the Initial Cash Payment. The Initial Cash Payment will be payable by means of wire transfers to accounts specified in writing to Parent not less than five Business Days before the Closing Date.

     (b)   Initial Stock Payment.  At the Closing, upon surrender to
Parent of certificates representing all and not less than all of the Shares issued and outstanding immediately prior to the Effective Time, Parent shall issue and deliver to each BCG Shareholder a certificate, registered in the name of such BCG Shareholder, representing a number of shares of Parent Stock equal to the product of (i) the number of Shares held by such BCG Shareholder immediately prior to the Effective Time, (ii) the Percentage Interest, and
(iii) the Initial Stock Payment.

     (c)   Adjustment.  (i) Within 60 days after the Closing Date, the
BCG Shareholders shall cause to be prepared and delivered to Parent the Closing Financial Statements (the cost of which shall be borne by Parent), together with an initial calculation of BCG's Net Working Capital and the Purchase Price Adjustment. The Closing Balance Sheet included in the Closing Financial Statements shall be audited by an independent audit firm experienced in auditing financial statements of Exchange Act reporting companies and compliant with Rule 2-01 of Regulation S-X, which firm shall audit the Closing Balance Sheet in a manner consistent with the Financial Statements and BCG's historical financial and accounting practices to the extent not inconsistent with GAAP.
                         (ii) Parent shall have 30 days after the
receipt of the Closing Financial Statements to review or conduct a full audit thereon (at Parent's sole cost and expense) and to provide written notice of its acceptance of, or disagreement with, such statements. In case of disagreement, Parent shall deliver to the BCG Shareholders within such 30-day period restated Closing Financial Statements (the "Parent Closing Financial Statements"), together with a statement setting forth in reasonable detail, the revised calculation of BCG's Net Working Capital and the Purchase Price Adjustment. If no such notice is sent within such 30-day period, then the initial calculation of the Purchase Price Adjustment shall constitute the "Final Purchase Price Adjustment" and the Closing Financial Statements delivered to Parent shall be the "Final Closing Financial Statements".
                          (iii) Unless the BCG Shareholders object in
writing within 15 days after receipt of the Parent Closing Financial Statements referred to above to the completeness or accuracy of such statements, such Parent Closing Financial Statements shall constitute the "Final Closing Financial Statements" and the revised Purchase Price Adjustment shall constitute the "Final Purchase Price Adjustment". In the event the BCG Shareholders make such objection within such 15-day period, the BCG Shareholders and Parent each agree to use their best efforts to resolve the dispute. In the event such dispute is not resolved within 20 days following a notice of objection, Parent or the BCG Shareholders may elect to have the dispute resolved by PricewaterhouseCoopers, or any other Big Five accounting firm independent of Parent, BCG and the BCG Shareholders. The BCG Shareholders and Parent hereby agree that the results of such independent accounting firm shall be conclusive and binding on each of them and the Closing Financial Statements and Purchase Price Adjustment as approved by such firm shall constitute the "Final Closing Financial Statements" and the "Final Purchase Price Adjustment". The Surviving Corporation, the BCG Shareholders and Parent each agree to pay one-third of the fees and disbursements of such accounting firm.
                          (iv) If the Final Purchase Price Adjustment is
less than zero, then the BCG Shareholders shall pay such amount to Parent, pro rata in accordance with their percentage ownership of Shares, by wire
transfer of immediately available funds within five Business Days.   If the
Final Purchase Price Adjustment is greater than zero, then Parent shall pay such amount to the BCG Shareholders, pro rata in accordance with their percentage ownership of Shares, by wire transfer of immediately available funds within five Business Days.

     (d) Contingent Cash Payment. Upon complete satisfaction of the Performance Period Requirements set forth below, for each Performance Period, Parent shall pay each BCG Shareholder an amount of cash (not to exceed $764,132 in the aggregate for each Performance Period) determined in accordance with the formula set forth below within 30 days of Parent's delivery to the BCG Shareholders of the applicable Performance Period Financial Statements (which delivery shall not be later than 30 days following the end of such Performance Period):

     CCP     =     S * P * 764,132

     Where:

     CCP     =     The amount of cash payable by Parent to such BCG
                   Shareholder with respect to such Performance
                   Period.

     S     =       The number of Shares held by such BCG Shareholder
                   immediately prior to the Effective Time.

     P     =       The Percentage Interest.

With respect to each Performance Period, the requirements set forth in paragraphs 1-3 below (the "Performance Period Requirements") must be satisfied as a condition precedent to Parent's obligation to pay the Contingent Cash Payments for such Performance Periods:

     1. During each Performance Period, the EBITDA of the Surviving Corporation must be equal to or exceed that Performance Period's EBITDA Target; and

     2. During each Performance Period, the Surviving Corporation must, and Parent shall permit Surviving Corporation to, deposit in an account in a commercial bank depository to be designated by and under the control of Parent (the "Parent Account"), an aggregate amount of cash at least equal to $1,200,000 (the "Annual Deposit Requirement"); provided, however, that the BCG Shareholders shall have the right to elect that the Surviving Corporation apply future Catch-Up Cash Deposits to such Performance Period to the extent necessary to meet the Annual Deposit Requirement; and

     3. During at least three of the four quarterly periods during each Performance Period, the Surviving Corporation shall deposit within five Business Days following the end of each such quarterly period, in the Parent Account an amount of cash not less than $300,000 (the "Quarterly Deposit Requirement"), such deposits to be applied to the Annual Deposit Requirement for such Performance Period.

          (e) Contingent Stock Payments. Upon complete satisfaction of the Performance Period Requirements, for each Performance Period, Parent shall deliver to each BCG Shareholder a certificate representing a number of shares of Parent Stock (not to exceed in value $764,132 in the aggregate for each Performance Period based upon the 10-day trading average of a share of Parent Stock prior to the applicable issuance date) determined in accordance with the formula set forth below within 30 days of Parent's delivery to the BCG Shareholders of the applicable Performance Period Financial Statements (which delivery shall not be later than 30 days following the end of such Performance Period):

     CSP      =      S * P * (764,132 / ZTA)

     Where:

     CSP     =       The number of shares of Parent Stock issuable by
                     Parent to such BCG Shareholder with respect to such Performance Period.

     S     =         The number of Shares held by such BCG Shareholder
                     immediately prior to the Effective Time.

     P     =         The Percentage Interest.

     ZTA     =       The average closing price of a share of Parent Stock
                     as reported on NASDAQ for the ten (10) consecutive trading days ending on the date immediately preceding the issue date.

With respect to each Performance Period, the Performance Period Requirements must be satisfied as a condition precedent to Parent's obligation to issue and deliver the Contingent Stock Payments for such Performance Period.

          (f)   Catch-up Payments.  In the event that the Performance
Period Requirements have not been completely satisfied for any given Performance Period, and as a result the BCG Shareholders do not receive the Contingent Cash Payment or the Contingent Stock Payment for such Performance Period, then, within 30 days following the end of the three-month period immediately following the end of such Performance Period (a "Subsequent Quarter"), the BCG Shareholders may (i) prepare and deliver to Parent a statement (a "Catch-up Statement") that recalculates the Contingent Cash Payment and Contingent Stock Payment for such Performance Period using a specified amount of EBITDA from such Subsequent Quarter as set forth in the Quarterly Financial Statements for such fiscal quarter, and/or (ii) deposit an amount of cash in the Parent Account to be applied to the unsatisfied Annual Deposit Requirement from such prior Performance Period (a "Catch-up Cash Deposit"). Within 30 days after receiving a Catch-up Statement or a cash deposit, in each case as set forth above, Parent shall pay the Contingent Cash Payment and issue the Parent Stock representing the Contingent Stock Payment for such Performance Period. Any amount of EBITDA and/or cash that is borrowed from or applied during a Subsequent Quarter to satisfy the Performance Period Requirement for the prior Performance Period shall, for purposes of this Article III, irrevocably be deducted from the EBITDA for the Performance Period in which it actually occurs and shall not be counted towards meeting the Annual Deposit Requirements or the Quarterly Deposit Requirements for the Performance Period that includes Subsequent Quarter. In the event that the Surviving Corporation generates for the three Performance Periods taken as a whole a combined EBITDA equal to or higher than $7,323,520, then within 30 days after the end of the third Performance Period, the BCG Shareholders may issue a Catch-up Statement that recalculates the Contingent Cash Payment and Contingent Stock Payment for any Performance Period in respect of which no contingent payment was previously made, subject to the Surviving Corporation satisfying the other Performance Period
Requirements.   Contingent Cash Payments and Contingent Stock Payments made under this Section 3.4(f) instead of under Sections 3.4(d) or (e) shall be considered "Merger Consideration" under this Agreement.

3.5 Taxes. All Taxes incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby shall be paid by the Surviving Corporation, excluding any such Taxes incurred by a
holder of Shares.   The BCG Shareholders shall prepare or cause to be
prepared and file or cause to be filed all Tax Returns for BCG for all periods prior to the Closing Date which are filed after the Closing Date.
The BCG Shareholders shall permit the Surviving Corporation to review and comment on each such Tax Return described in the preceding sentence. All Tax sharing agreements or similar agreements with respect to or involving BCG shall be terminated as of the Closing Date and, after the Closing Date, Surviving Corporation shall not be bound thereby or have any liability thereunder.

3.6 BCG Shareholder Distribution. Immediately prior the Closing, BCG shall effect a distribution to the BCG Shareholders of all of the cash of BCG on hand immediately prior to the Closing, less $250,000.


              ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF BCG AND
                               THE BCG SHAREHOLDERS

As a material inducement for Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, BCG and the BCG Shareholders hereby jointly and severally make the following representations and warranties as of the date hereof, each of which is relied upon by Parent and Merger Sub regardless of any investigation made or information obtained by or on behalf of Parent:

4.1   Organization; Qualification and Capital Stock; Corporate Records.
     (a) BCG is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has the requisite corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its Business as now being conducted.

     (b) BCG is duly qualified to do business and is in good standing in each jurisdiction in which the nature or conduct of the Business or the character or location of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on BCG. A list of all such jurisdictions appears on
Schedule 4.1(b).

     (c) The names of the directors and officers of BCG, together with the offices they hold, are set forth on Schedule 4.1(c). Attached to
Schedule 4.1(c) are true and complete copies of (i) the articles of incorporation of BCG, together with all amendments thereto, and (ii) the by-laws of BCG, together with all amendments thereto, each as currently in effect. The authorized capital stock of BCG consists of 850 shares of common stock, no par value per share, two (2) of which shares are duly and validly issued and outstanding, fully paid and non-assessable. Except as set forth on Schedule 4.1(c), since its date of incorporation, BCG has not issued any shares of its capital stock, effected any stock split or otherwise changed its capitalization.

     (d) None of the outstanding Shares has been issued in violation of any preemptive rights of the current or past shareholders of BCG, or any stock purchase agreement or other agreement to which BCG was or is a party or bound.

     (e) There are no issued or outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of BCG, or contracts, commitments, understandings or arrangements by which BCG is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     (f)   Except as set forth on Schedule 4.1(f), since December 31,
2001, BCG has not (i) paid any dividend to any of its equity owners, (ii) made any other distribution on or with respect to, or redeemed or otherwise acquired, any equity interest in BCG, or (iii) made or permitted any change in the authorized, issued, or treasury shares of its equity securities. There is no liability for dividends declared or accumulated but unpaid with respect to any of the Shares.

     (g) BCG has not conducted business under any name other than its own. Schedule 4.1(g) includes a list of all of BCG's fictitious name registrations.

     (h) Subject to the satisfaction of the conditions precedent set forth herein, BCG has the corporate power to execute, deliver and perform this Agreement and the Related Agreements to which BCG is a party, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by its articles of incorporation, by-laws or otherwise, to authorize the execution, delivery and performance of this Agreement and the Related Agreements. Except as set forth in Schedule 4.1(h), the execution and delivery of this Agreement does not, and the consummation of the Merger and the consummation of the transactions contemplated hereby will not, violate any provisions of the articles of incorporation or by-laws of BCG or any provisions of, or result in the acceleration of any obligation under, any Encumbrance lease, agreement, instrument, order, arbitration award, judgment or decree, to which BCG or any of the BCG Shareholders is a party, or by which it is bound, or violate any restriction of any kind to which it is subject. The execution and delivery of this Agreement has been approved by the Board of Directors of BCG. This Agreement is a valid obligation of BCG, legally binding upon it and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     (i) The Books and Records of BCG are complete and correct in all material respects and have been maintained in accordance with good business practice. True and complete copies of all minutes, resolutions, stock certificates and stock transfer ledgers of BCG are contained in the minute books and stock transfer ledgers that have been delivered to the Parent for inspection and will be delivered to the Parent at the Closing.

4.2   Shareholder Power and Authority; Ownership.

     (a) Each BCG Shareholder is an adult individual with full unrestricted right, capacity, power and authority to own his or her properties, to manage his or her fiscal affairs and to enter into this Agreement and each of the Related Agreements to which he or she is a party and to agree to the transactions contemplated hereby and thereby and to perform all of his or her obligations hereunder and thereunder. No BCG Shareholder is subject to any legal disability or any other restriction that would prevent him or her from performing under this Agreement or any Related Agreement, and no order has been entered appointing a receiver for any BCG Shareholder or his or her assets. There is no claim, action, suit or proceeding (including, without limitation, current investigations by governmental agencies) pending against any BCG Shareholder seeking to enjoin the execution and delivery of this Agreement, the Related Agreements or consummation of the transactions contemplated hereby or thereby.

     (b) This Agreement and each of the Related Agreements to which the BCG Shareholders are parties constitute the legal, valid and binding obligations of the BCG Shareholders, enforceable against the BCG Shareholders in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and public policy limitations.

     (c) Each BCG Shareholder owns that number of Shares set forth in Schedule 4.2(c), which in the aggregate constitute all of the issued and outstanding capital stock of BCG. Each BCG Shareholder has good and marketable title to all of the Shares set forth opposite such BCG Shareholder's name on Schedule 4.2(c), free and clear of all Encumbrances and restrictions, legal or equitable, of every kind. Each BCG Shareholder has full and unrestricted legal right, power, and authority to sell, assign, and transfer the Shares without obtaining the consent or approval of any other person, entity, or governmental authority and the delivery of the Shares to Parent pursuant to this Agreement will transfer valid title thereto, free and clear of all Encumbrances, claims, and restrictions of every kind, except for restrictions on transferability imposed by federal and state securities laws. Each BCG Shareholder hereby waives, as of the Closing Date, all rights that exist pursuant to all shareholder agreements and other contractual rights or charter document provisions relating to the transferability of their respective Shares, as and to the extent necessary to permit the consummation of the transactions provided for herein.

4.3   No Violations of Laws or Agreements, Consents or Defaults.

     (a) The delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in any breach or violation of any of the terms or provisions of, or constitute a default under any law, statute, order, decree, proceeding, rule, or regulation of any court or governmental agency or body, United States or foreign, having jurisdiction over the BCG Shareholders, BCG or any assets of BCG.

     (b) Except as set forth in Schedule 4.3(b), the delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of the term of, or constitute a default under, or require the consent or approval of any third party under, any Contract or any other material instrument, or commitment to which BCG is party, by which it is bound, or to which any of BCG's property is subject, and no consent or approval is required from any third party for the Merger.

     (c) BCG is not in default under, or in violation of any provision of, its articles of incorporation, by-laws, any obligation, promissory note, indenture or any evidence of indebtedness or security thereto, lease, purchase contract or other commitment, or any other agreement, which default is reasonably likely to have a material adverse effect on BCG.

     (d) The delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in the imposition or creation of any Encumbrance on the assets of BCG.

4.4 No Subsidiaries. Except as disclosed on Schedule 4.4, BCG does not own stock, or have any contract or rights to acquire stock, in and does not control, directly or indirectly, any other corporation, association or business organization, nor is BCG a party to any joint venture or partnership.

4.5   Financial Information.

     (a) Attached hereto as Schedule 4.5(a) are true and complete copies of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP and in a manner consistent with BCG's historical financial and accounting policies and practices (except as may be disclosed therein), fairly present the financial position and the results of operations, changes in shareholders equity and cash flows of BCG as of the dates and for the periods indicated, and do not include or omit any fact, the result of which inclusion or omission is to make the Financial Statements misleading. The Financial Statements provide adequately for all bad and doubtful debts, material liabilities (actual, contingent, deferred or otherwise) and material financial commitments existing as of the dates thereof.

     (b) Except for obligations incurred in the ordinary course of business since April 30, 2002, BCG has no material unrecorded liability or obligation required to be reflected or disclosed in the Financial Statements under GAAP which is not so reflected or disclosed, and BCG has no material liability or obligation in the amount of $75,000 or more, whether accrued, absolute, contingent or otherwise, as of the respective dates of the Financial Statements not required to be reflected or disclosed in the Financial Statements.

     (c) Except as set forth on Schedule 4.5(c) or in the Financial Statements, there are no liabilities or obligations of BCG, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, required in accordance with GAAP to be reserved against or disclosed in the Balance Sheet, which are not so reserved or disclosed, nor is there any past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against BCG giving rise to any such liability or obligation.

     (d)    Except as disclosed on Schedule 4.5(d), the Financial
Statements do not reflect any material income or expense that was unusual in nature, nonrecurring, extraordinary, or otherwise not in the ordinary course of BCG's business, consistent with past practices.

     (e) All material assets used by BCG in the Business are reflected in the Financial Statements to the extent required by GAAP.

     4.6 Absence of Certain Changes. Since December 31, 2001, except as reflected in the Financial Statements or set forth on Schedule 4.6, BCG has conducted the Business only in the ordinary course and consistent with past practice, and has not:

     (a)   suffered any material adverse change;

     (b) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent, known or unknown, or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

     (c) permitted or allowed any of the assets or properties of BCG to be subjected to any Encumbrance;

     (d) written down the value of any inventory or written off as uncollectible any notes or accounts receivable;

     (e) canceled any debts, or waived any claims or rights of substantial value;

     (f) sold, transferred or otherwise disposed of any of its material properties or assets, except in the ordinary course of business and consistent with past practice;

     (g) disposed of or permitted to lapse any rights to the use of any patent or any material trademark, trade name or copyright, or disposed of or disclosed to any person other than an Affiliate or employee any invention, discovery, know-how, trade secret, formula, process or other intellectual property not theretofore a matter of public knowledge;

     (h) granted any general increase in the compensation of employees of BCG (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any employee of BCG in excess of merit increases consistent with past practice, and no such increase is customary on a periodic basis or required by agreement or understanding;

     (i) made any capital expenditure or commitment for capital expenditures, other than those capital expenditures or commitments that have been paid in full;

     (j) made any change in any method of accounting or accounting practice or failed to maintain the books and records of BCG in the ordinary course of business and consistent with past practice;

     (k) failed to maintain any of its properties or equipment in good operating condition and repair, subject to ordinary wear and tear, except where the failure to so maintain is not reasonably likely to have a material adverse effect on BCG;

     (l) failed to maintain in full force and effect all existing policies of insurance at least at such levels as were in effect prior to such date or canceled any such insurance or, to its knowledge, taken or failed to take any action that would enable the insurers under such policies to avoid liability for claims arising out of occurrences prior to the Closing;

     (m) entered into any material transaction or made or entered into any material contract or commitment, or terminated or amended any material contract or commitment, except in the ordinary course of business and consistent with past practice, and not in excess of current requirements;

     (n) taken any action that could reasonably be expected to have a material adverse effect on the business organization of BCG or BCG's current relationships with its customers, employees, suppliers, distributors, advertisers, subscribers or others having business relationships with BCG; or

     (o) agreed in writing or otherwise to take any action with respect to any of the matters described in this Section 4.6.

4.7 Licenses; Regulatory Approvals. BCG holds all licenses, certificates and other regulatory approvals ("Regulatory Approvals") required or necessary to be applied for or obtained in connection with the Business as presently conducted by BCG, except for such Regulatory Approvals which if not obtained would not be reasonably likely to have a material adverse effect on BCG. All such Regulatory Approvals are listed on Schedules 4.7. Except as set forth on Schedule 4.7 all such Regulatory Approvals relating to the Business, operations and facilities of BCG are in full force and effect. Any and all past litigation concerning such Regulatory Approvals, and all claims and causes of action raised therein, have been finally adjudicated, and, in the case of such litigation finally adjudicated since the Balance Sheet Date such adjudication has not had a material adverse effect on BCG. Except as set forth on Schedule 4.7, no such Regulatory Approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legislative or administrative), arbitration or other process is pending, or to the knowledge of BCG, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate or regulatory approval.

4.8   Regulatory Matters.

     (a) Except as may be disclosed in Schedule 4.8(a), (i) BCG is not the subject of any outstanding, and has no knowledge of any threatened, investigation, audit, review or other examination of BCG by any federal or state governmental agency having supervisory or regulatory authority with respect to BCG or the Business, and (ii) BCG is not subject to, nor has BCG received any notice or advice that it may become subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with any federal or state governmental agency having supervisory or regulatory authority with respect to BCG or the Business.

     (b) BCG has no knowledge of any proposed or pending change in any law or regulation affecting the Business which would be reasonably likely to have a material adverse effect on BCG.

4.9   Tax Matters.

     (a) Except as set forth on Schedule 4.9(a), BCG has prepared and filed in accordance with applicable laws, rules and regulations all federal, state and local income, franchise, excise, sales, use, real and personal property and other Tax Returns, information statements and reports required to be filed by it, or BCG has prepared and filed appropriate requests for extensions to file such Tax Returns and all such requests have been timely filed and granted and have not expired in accordance with applicable laws, rules and regulations. All such Tax Returns for the last three (3) years have been previously disclosed in full to Parent and are listed on Schedule 4.9(a).

     (b)   Except as set forth on Schedule 4.9(b), all such Tax
Returns correctly and completely reflect the information required to be presented therein, and BCG has not paid any penalty, surcharge, fine or interest in connection with any alleged underpayment of Taxes.

     (c) BCG has paid all Taxes that have become due and payable to (or claimed to be due and payable by) any federal, state, county, local, foreign or other taxing authority. Except as set forth on Schedule 4.9(c), BCG has made full provision or reserve in the Financial Statements for all Taxes for which BCG is or may be accountable with respect to income, profits or gains earned, accrued or received on or before the dates thereof, including distributions made on or before such dates or provided for in such Financial Statements, and full and proper provision has been made in such Financial Statements for deferred Tax in accordance with GAAP and in the aggregate do not materially fail to provide for potential Tax liabilities. All estimated Tax payments that have become due and payable prior to the date of this Agreement have been paid. No claim has ever been made by an authority in a jurisdiction where BCG does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of BCG.

     (d) BCG has properly withheld from the salaries, wages or other compensation paid or payable to officers, employees or other persons, and has paid to the appropriate federal, state or local taxing authorities, any amounts required to be withheld therefrom under applicable laws, rules or regulations.

     (e) To BCG's knowledge, no event, transaction, act or omission has occurred which could result in BCG becoming liable for any Tax which is primarily or directly chargeable against or attributable to a Person other than BCG or which is charged by reference to the income or gains of another Person. In the event that BCG has been part of a consolidated group of taxpayers, BCG is not liable for any Tax obligations of the other members of the group.

     (f) To BCG's knowledge, no Tax Return (or item in a Tax Return) is currently under audit by any taxing authority, and there are no agreements for the waiver of any statute of limitations in respect of any Taxes or for the extension of time for the assessment or payment of any Tax. BCG is not, and does not expect to be, involved in any material dispute in relation to any Tax matters, and to BCG's knowledge no taxing authority has investigated or indicated that it intends to investigate BCG's Tax matters. BCG is not aware of any facts which may constitute the basis for the proposal of any Tax deficiencies for any unexamined year.

     (g) BCG is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code
 280G (or any corresponding provision of state, local or foreign Tax law) and
(ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law). BCG has not been a United States real property holding corporation within the meaning of Code 897(c)(2) during the applicable period specified in Code 897(c)(1)(A)(ii). BCG has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code 6662. BCG is not a party to or bound by any Tax allocation or sharing agreement. BCG
(i) has not been a member of an "Affiliated Group" filing a consolidated federal income Tax Return and (ii) has not liability for the Taxes of any Person under Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     (h) BCG has not entered into any transaction or course of conduct (other than legitimate, good faith Tax planning) designed in whole or in part to avoid Taxes.

     (i) Since it began business, BCG has been an S corporation in accordance with the provisions of Section 1361 of the Code and will continue to qualify as an S corporation for all periods through the Closing Date. BCG is not, has not and will not be subject to the built-in-gains tax under
Section 1374 of the Code or to the tax on passive income under Section 1375 of the Code. BCG has not and will not acquire any bulk assets from another corporation by purchase, merger or otherwise. Schedule 4.9(i) lists all of the states and localities with respect to which BCG is required to file any corporate, income (or equivalent assessments based upon receipts, revenue or income), sales, use and/or franchise Tax Returns and sets forth whether BCG is treated in such states and localities where it is required to file any income or equivalent Tax Return as the equivalent of an S corporation by or with respect to each such state and/or locality. None of the BCG Shareholders are subject to back-up withholding from any taxing authority.

     (j) BCG will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date in accordance with Code 481 (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) "closing agreement" as described in Code 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date;
(vi) transfer of intangible property to which Code 367(d) or Code 482 may apply.

4.10   Litigation Claims.

      (a) There is no action, suit, claim, investigation or proceeding, whether at law or in equity (a "Claim"), pending or, to the knowledge of BCG, threatened that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by BCG or the BCG Shareholders in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby.

     (b) Schedule 4.10(b) sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Claim pending or, to the knowledge of BCG, threatened against or affecting BCG or the BCG Shareholders in their shareholder capacities. None of the pending or threatened Claims set forth on Schedule 4.10(b), if adversely determined, would individually or in the aggregate, result in a materially adverse effect on BCG. To the knowledge of BCG, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any Claim against BCG or the BCG Shareholders in their shareholder capacities, other than those listed on Schedule 4.10(b). Except as set forth in Schedule 4.10(b) there is no outstanding or, to the knowledge of BCG, threatened judgment, injunction, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against or naming BCG or the BCG Shareholders in their shareholder capacities.

     (c)   To BCG's knowledge, except as disclosed in Schedule
4.10(c), there is no Claim (whether based on statute, negligence, breach of warranty, strict liability or any other theory) relating directly or indirectly to any product manufactured or sold, or any services performed, by BCG.

4.11   Properties, Contracts; Leases and Other Agreements; Bank
Accounts.

     (a)   BCG does not own any real estate.

     (b) All leasehold interests for real property and any material personal property used by BCG in the Business are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered at a proceeding at law or in equity), the agreements for which are listed on Schedule 4.11(b). To the knowledge of BCG, all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of BCG, threatened with respect to such properties. BCG has not assigned or subleased its interests under such leases or the assets covered thereby. Each such lease has been duly and validly executed, is in full force and effect and constitutes the valid and binding agreement of the parties thereto. Any additional business offices maintained by BCG during the past two (2) years are also listed by location on Schedule 4.11(b).

     (c) Except as set forth on Schedule 4.11(c), and excluding trade accounts payable incurred in the ordinary course of business and payable to Persons other than Affiliates of BCG, BCG does not have any liabilities for borrowed funds, extensions of credit or other advances that are subject to repayment whether pursuant to a written agreement, oral understanding or course of conduct, and whether reflected on the Financial Statements as indebtedness, accounts payable or otherwise, and any such liability set forth on Schedule 4.11(c) maybe prepaid at any time without premium or penalty.

     (d) Except as set forth in Schedule 4.11(d), (i) BCG is not a party to any agreements, contracts or commitments relating to the acquisition of the assets or capital stock of any other business enterprise and (ii) BCG is not a party to any agreement or understanding with any other party relating to the sale of BCG assets or capital stock, including any such agreement or understanding that would require BCG or the BCG Shareholders to pay a break-up fee or similar payment to such third party upon consummation of the transactions contemplated by this Agreement.

     (e) Except as set forth in Schedule 4.11(e), BCG is not a party to any agreements, loans, contracts, leases, guarantees, letters of credit, lines of credit or commitments of BCG not referred to elsewhere in this Agreement which:
          (i) involve potential payments by BCG or incurring by BCG of costs or obligations, of more than $25,000 in the aggregate;
          (ii)   involve payments based on profits of BCG;
          (iii) relate to the future purchase of goods or services in excess of the requirements of the Business at current levels or for normal operating purposes;
          (iv) include powers of attorney or grants of agency by BCG;
          (v) cannot be canceled by BCG without penalty or premium on no more than thirty (30) days' notice; or
          (vi)   were not made in the ordinary course of business.

     (f) Except as set forth in Schedule 4.11(f), no contracts material to the Business will terminate or are subject to modification by reason of the Merger and BCG has not received notice, of any potential termination or modification of such contracts.

     (g) Except as set forth in Schedule 4.11(g), neither BCG, nor to BCG's knowledge, any other party, is in default, technical or otherwise, of any real estate lease, equipment lease, loan or credit agreement, or any other contract or agreement to which BCG is a party, and no event or condition has occurred or exists which, with the passage of time, giving of notice or both, would cause any party to be in default thereunder.

     (h) Set forth on Schedule 4.11(h) is an accurate and complete list showing the name and address of each bank, securities broker, mutual fund, investment company, investment adviser or other financial institution or similar Person with which BCG has an account, including the account or box number and the names of all persons and entities authorized to draw thereon or have access thereto.

     (i) All material contracts and agreements to which BCG is a party ("Contracts") (i) are valid and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) no Default (as defined below) exists under any Contract either by BCG or, to BCG's knowledge, by any other party thereto, which Default may have a material adverse effect on BCG; (iii) BCG is not aware of the assertion by any third party of any claim of Default or breach under any of the Contracts; and (iv) BCG is not aware of any present intention on the part of any significant customer or supplier or other business partner of BCG to either (a) terminate or significantly change its existing business relationship with BCG either now or in the foreseeable future, or (b) fail to renew or extend its existing business relationship with BCG at the end of the term of any existing contractual arrangement such entity may have with BCG. For purposes of this Agreement, the term "Default" means, with respect to any Contract, (x) any breach of or default under such Contract, (y) any event, other than the normal passage of time, which would (either with or without notice or lapse of time or both) give rise to any right of termination, cancellation or acceleration of any obligation to repay with respect to such Contract, or (z) any event, other than the normal passage of time, which would result in either a significant increase in the obligations or liabilities of, or a loss of any significant benefit of, the party in question under such Contract.

     (j) Set forth on Schedule 4.11(j) is an accurate and complete list showing all Contracts whereby BCG is providing or is obligated to provide products or services of any kind to a third party.

     (k) Except as set forth on Schedule 4.11(k), BCG has not granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

4.12   Employee Matters; Benefit Plans; ERISA

     (a) Except as may be disclosed in Schedule 4.12(a), BCG has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of BCG and, to the knowledge of BCG, there is no present effort nor existing proposal to attempt to unionize any group of employees of BCG.

     (b)   Except as may be disclosed in Schedule 4.12(b):
         (i) BCG is and has been in material compliance with all applicable laws relating to employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and BCG is not engaged in any unfit labor practices;
         (ii) There is no material unfair labor practice complaint against BCG pending or, to the knowledge of BCG, threatened before the National Labor Relations Board;
         (iii) There is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of BCG, threatened against or directly relating to BCG; and
         (iv) BCG has not experienced any material work stoppage or other material labor difficulty during the past year.

     (c) Except as described and attached to Schedule 4.12(c), BCG is not a party to any agreement for the employment, retention or engagement or severance of any officer, employee, agent, advisor or consultant.

     (d) Schedule 4.12(d) contains a correct and complete list of all Benefit Plans maintained by BCG or to which BCG or any ERISA Affiliate (as defined below) contributes. BCG has delivered or made available to Parent, with respect to all such Benefit Plans, complete and correct copies of the following: all plan documents, handbooks, manuals, collective bargaining agreements and similar documents governing employment policies, practices and procedures; the most recent summary plan descriptions and any subsequent summaries of material modifications and all other material employee communications discussing any employee benefit; Forms series 5500 as filed with the IRS for the three most recent plan years (including all attachments thereto); the most recent report of the enrolled actuary for any plans requiring actuarial valuation; all trust agreements with respect to the Benefit Plans; plan contracts with service providers or insurers providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding; the most recent annual audit and accounting of plan assets for all funded plans; and the most recent Internal Revenue Service ("IRS") determination letter or opinion letter for all plans qualified under Section 401(a) of the Code.

     (e) Neither BCG nor any ERISA Affiliate participates in or maintains or has ever maintained or been obligated to contribute to a multi-employer plan (as defined in Section 3(37) of ERISA), and neither BCG nor any ERISA Affiliate has withdrawal liability with respect to any multi-employer plan.

     (f) Neither BCG nor any ERISA Affiliate maintains or has ever maintained or been obligated to contribute to an employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

     (g) BCG has made full payment of all amounts it is required, under applicable law or the terms of each Benefit Plan, to have contributed thereto before the Closing Date for all periods through and including the close of the last plan year ending prior to the Closing Date, or proper accruals for such contributions have been made and are reflected on its balance sheet and books and records. BCG will pay such contributions to the Benefit Plans for the current plan year prior to the Closing Date, or, if any such contributions will not be due prior to the Closing Date, has made adequate provision for reserves therefor. All such contributions are fully deductible by BCG for purposes of BCG's federal income taxes, and BCG has no actual or potential liability for the 10 percent tax imposed by section 4972 of the Code.

     (h) All Taxes, penalties, interest charges and other financial obligations to federal, state and local governments and to participants or beneficiaries under the Benefit Plans with respect to any period ending on or before the Closing Date have been or will be met in full on or before the Closing Date.

     (i) All reports, returns, notices and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant or beneficiary have been duly and timely filed or distributed.

     (j) Each Benefit Plan required to be listed on Schedule 4.12(d) that is intended to be qualified under Section 401 of the Code is (and from its establishment has been) the subject of a favorable determination letter or opinion letter issued by the IRS, and no such determination letter or opinion letter has been revoked nor, to BCG's knowledge, has revocation been threatened, nor has any Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost, and no Benefit Plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code. Each trust maintained under any such Benefit Plan is (and from its establishment has been) exempt from federal income tax under Section 501 of the Code.

     (k) Each Benefit Plan required to be listed on Schedule 4.12(d) complies, in both form and operation, with the applicable requirements of ERISA, the Code and other applicable law. There are no pending investigations by any governmental agency involving such Benefit Plans, no termination proceedings involving the Benefit Plans, and, to BCG's knowledge, no threatened or pending claims (except for routine claims for benefits), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any liability nor, to BCG's knowledge, are there any facts which could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

     (l) Neither BCG nor any "party in interest" (as defined in section 3(14) of ERISA) or "disqualified person" (as defined in section 4975(e)(2) of the Code) with respect to any Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) for which a statutory, administrative, or regulatory exemption is not available. No Benefit Plan has been (or will be as a result of the transactions contemplated hereby) completely or partially terminated or has been (or will be as a result of the transactions contemplated hereby) subject to a "reportable event" (as defined in section 4043 of ERISA) or to any event requiring disclosure under section 4062(e) or 4063(a) of ERISA.

     (m) BCG is in full compliance with the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the health insurance obligations (sometimes referred to as "HIPAA") imposed by section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA.

     (n) Other than the group health plan continuation coverage requirements required by applicable law (as described in subsection (m) above), the cost of which is fully paid by the former employee or his or her dependent, BCG does not maintain retiree life or retiree health plans providing for continuing coverage for any employee or any beneficiary of an employee after the employee's termination of employment.

     (o) Prior to the Closing Date, BCG will not establish any new Benefit Plan for the employees of BCG, except with the written consent of Parent, nor will BCG amend or modify any existing Benefit Plan as to any benefit or in any other way, except with the written consent of Parent.

     (p) Except as set forth on Schedule 4.12(p), BCG is not a party to any oral or written agreement with any director, executive, officer or other key employee, the benefits of which are contingent or the terms of which are materially altered or permit termination, upon the occurrence of a transaction of the nature contemplated by this Agreement, and which provides for the payment of in excess of Fifty Thousand Dollars ($50,000), or agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

4.13   Personnel.

     (a) Schedule 4.13(a) contains (i) the list of all persons employed by BCG as of the Closing Date and (ii) with respect to such persons, an accurate and complete list of (a) name, (b) title, (c) commencement date of employment, (d) wage rates, (e) JD Edwards and other certification descriptions applicable to the Business, (f) age, (g) vacation accrued, and
(h) service credited for purposes of vesting and eligibility to participate under any of BCG's Benefit Plans. BCG is not in default with respect to any material obligation to any of its employees. No employee or director of BCG is a party to, or otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of BCG, or (ii) the ability of BCG to conduct its business. To BCG's knowledge, no officer, director, or other key employee intends to terminate his employment with BCG.

     (b) Except as set forth on Schedule 4.13(a), no other person or entity performs services on behalf of BCG as a consultant, independent contractor or otherwise to customers of BCG.

4.14   Title to and Condition of Properties.

     (a) Except as described in Schedule 4.14(a), BCG collectively owns or uses all of the personal property included in the balance sheet (the "Balance Sheet") dated as of April 30, 2002 (the "Balance Sheet Date") included in the Financial Statements (except assets as have been disposed of in the ordinary course of BCG's business since the Balance Sheet Date), which owned assets are free and clear of all Encumbrances and rights to possession of third parties, of every type and nature. The assets of BCG are sufficient to carry on the business of BCG in the ordinary course as presently conducted. Other than as disclosed in Schedule 4.14(a) or specifically provided for in this Agreement, BCG has not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of BCG, and, except for property leased by BCG, to BCG's knowledge, no person or other company has any right to possession, use or occupancy of any of the property used by BCG.

     (b) Equipment used by BCG in the conduct of its business is, as of the date hereof, taken as a whole in good and operating condition (reasonable wear and tear excepted) and is sufficient to carry on the business of BCG in the ordinary course as it is presently conducted.

4.15   Product and Service Warranties.  Except as set forth on Schedule
4.15, each product or service delivered or licensed by BCG has been in conformity in all material respects with all applicable federal, state, local or foreign laws and regulations, contractual commitments and all express and implied warranties, and BCG has no liability for replacement or repair thereof or other damages in connection therewith, except for liabilities incurred in the ordinary course of business, and no product or service delivered or licensed by BCG is subject to any guaranty, warranty, or other indemnity.

4.16   Intellectual Property.

     (a) Except as set forth on Schedule 4.16(a), BCG owns, free and clear of any limitations or Encumbrances, and has good and merchantable title to, or holds adequate licenses or otherwise possesses all rights necessary to use, all patents, trademarks, service marks, trade names, copyrights (including all registrations and/or applications for any of the foregoing), the domain name www.brandywinecomputer.com, all other names embodying business or product goodwill (or both), inventions, discoveries and improvements, processes, know-how, trade secrets, scientific, technical, engineering and marketing data, computer programs, software, including all object and source codes, programming tools and all other techniques used in or necessary for the conduct of the Business as now conducted (collectively, the "Intellectual Property").

     (b)   Schedule 4.16(b) contains an accurate and complete list of
(i) all such patents, trademarks, trade names, service marks, assumed names and registered or material copyrights, and all registrations and applications therefor, and, with respect to registered items, contains a list of all jurisdictions in which such items are registered or pending and all registration or application numbers; (ii) all licenses, permits and other agreements, whether written or oral, relating thereto; and (iii) all agreements, whether written or oral, relating to any of the Intellectual Property that BCG is licensed or authorized to use by others, including the principal terms and unexpired term thereof. The patents, trademarks, service marks and copyrights, licenses, permits and other agreements constituting a part of the Intellectual Property and solely owned by BCG are valid,
subsisting and enforceable, and are duly recorded in the name of BCG.    With
respect to all agreements, whether oral or written, relating to any of the Intellectual Property that BCG is licensed or authorized to use by others, BCG is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by BCG or permit termination, modification or acceleration thereunder by the other party thereto.

     (c) All software, other than generally available software such as Microsoft Word, Lotus 1-2-3, and the like, and generally available system development tools, that is either marketed to customers of BCG as a program or as part of a service to support the Business is owned by BCG or BCG has the right to use, modify, copy, sell, distribute, sublicense and make derivative works free and clear of any limitations or Encumbrance, except as may be set forth in any license agreement listed in Schedule 4.16(c). To the extent third party software is marketed to customers of BCG together with the Intellectual Property solely owned by BCG, the third party rights have been identified in Schedule 4.16(c), all necessary licenses have been obtained, no royalties or payments are due from BCG to third parties except as identified on Schedule 4.16(c), and BCG has no enforcement, monitoring or other obligation or liability with respect to such third party software.

     (d) Except as set forth on Schedule 4.16(d) and other than generally available software such as Microsoft Word, Lotus 1-2-3 and similar software (for which BCG has valid licenses to use in the Business) BCG has the sole and exclusive right to use the copyrighted works listed in Schedule 4.16(b) and, to the knowledge of BCG, the patents, service marks, trademarks and trade names listed in Schedule 4.16(b), in each case, in all jurisdictions in which the Business is currently conducted or in which any products of the Business are currently distributed, and the consummation of the transactions contemplated hereby will not alter or impair any such rights.

     (e) No claims have been asserted by any Person challenging or questioning the ownership, validity, enforceability or use by BCG of any of the Intellectual Property and, to the knowledge of BCG, there is no valid basis for any such claim, and the use or other exploitation of the Intellectual Property by BCG does not infringe on or dilute the rights of any Person; and, to the knowledge of BCG, no Person is infringing on the rights of BCG with respect to any of the Intellectual Property.

     (f) BCG has taken all reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property of BCG, including computer programs, trade secrets and other confidential information. Except as disclosed in Schedule 4.16(f), no Person has any marketing rights to the Intellectual Property of BCG. No Person listed in such schedule is in breach or default under its obligations.

     (g) Each employee, officer, consultant and contractor of BCG and/or any other person or entity that has developed Intellectual Property on behalf of BCG and/or that has had access to computer programs, trade secrets and other confidential information of BCG is identified on Schedule 4.16(g) and has executed and delivered to BCG an agreement regarding the protection of proprietary information and the assignment to the Company of all Intellectual Property arising from the services performed for BCG by such person (collectively, the "Ownership and Nondisclosure Agreements") substantially in the form attached to this Agreement as Exhibit A.

     (h) BCG has made available to Parent all documents in BCG's custody, possession or control with respect to any invention, discovery, process, design, computer program or other know-how or trade secret included in the Intellectual Property, which documents shall be accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, discovery, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use.

4.17 Insurance. All material insurable properties owned or held by BCG, and all reasonably insurable risks related to the Business, are adequately insured by insurers which are, to BCG's knowledge, financially sound and reputable, in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, property damage, product liability, general liability, workers compensation, fidelity bonds, professional liability insurance and errors and omissions insurance, and against other risks and in such amounts as would be prudently insured against by comparable businesses and as may be required by law or any agreement to which BCG is a party. Schedule 4.17 lists all policies of insurance owned or held by BCG or insuring its assets. All current premiums and any other obligations under such insurance which are due and payable have been paid, and all such policies are in full force and effect on the date hereof. BCG has not received any notice of cancellation or of premium increase under any such policies within the last ninety (90) days.

4.18   Relationships.

     (a) Schedule 4.18(a) lists the 10 largest customers of BCG as a percentage of revenues for fiscal year 2001 and for the four month period ended April 30, 2002. BCG's relationships with its customers, clients and vendors are satisfactory, and except as disclosed in Schedule 4.18(a), BCG has no knowledge of any facts or circumstances, including a change of control in the ownership of BCG, that are reasonably likely to materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships with the Surviving Corporation.

     (b) Except as disclosed in Schedule 4.18(b), BCG has no knowledge of and has not received notice of any claims or threats, plans or intentions to discontinue commercial relations or transactions from any customer of BCG, any purchaser or supplier of goods or services from or to BCG, any employee or independent contractor significant to the conduct or operation of BCG or any party to any agreement to which BCG is a party.

4.19   Compliance With Laws.

     (a) Except as set forth in Schedule 4.19(a), the operations and activities of BCG have previously and continue to comply in all material respects with all applicable Federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the "Laws") as in effect on or before the date of this Agreement, including without limitation, all rules and regulations of the Occupational Safety and Health Administration, except where the failure to so comply would not be likely to have a material adverse effect on BCG. The conduct of the business of BCG as presently conducted does not conflict with the rights of any other Person or violate or, with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its articles of incorporation or by-laws as presently in effect or any Encumbrance, lease, license, agreement, Laws or understanding to which BCG is a party or by which it may be bound or affected. BCG has received no notice or communication from any Person asserting a failure to comply with any Laws that is unresolved, nor has BCG received any notice that any authority or third party intends to seek enforcement against BCG to compel compliance with any such Laws.

     (b) BCG has not made, and, to the knowledge of BCG, no officer, director, employee, agent or other representative of any of them acting on behalf thereof has made, directly or indirectly, with respect to the business of BCG, any illegal bribes, kickbacks or other illegal payments of a similar nature, or illegal political contributions with corporate funds not recorded in the corporate records of BCG, illegal payments from corporate funds to governmental officials, or illegal payments from corporate funds to obtain or retain business either within the United States or abroad, and (ii) neither BCG nor, to its knowledge, any officer, employee or agent of BCG acting on its behalf, nor any other Person acting on its behalf has, directly or indirectly, within the past three (3) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder BCG (or assist BCG in connection with any actual or proposed transaction) which (A) might subject BCG to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past would reasonably be expected to have had an adverse effect on BCG, or (C) if not continued in the future, would reasonably be expected to have an adverse effect on BCG.

4.20   Environmental Matters.

     (a) BCG has not obtained and is not required to obtain, any permits, licenses or other authorizations under any applicable Environmental Laws.

     (b) Except as set forth on Schedule 4.20, BCG is, to its knowledge, in full compliance with all material and legally enforceable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws. Except as set forth on Schedule 4.20, since BCG's incorporation, no written notice, demand, request for information, citation, summons or complaint has been received by BCG or order has been issued, no complaint has been filed, no suit or action has been instituted, no penalty has been assessed and no investigation or review is pending or, to the knowledge of BCG, threatened by any governmental entity or other Person with respect to any (i) alleged violation by BCG of any Environmental Law or liability thereunder, (ii) alleged failure by BCG to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (iii) release of Hazardous Substances by or on behalf of BCG, or (iv) any Environmental Liabilities attributed to BCG.

     (c) Except as set forth on Schedule 4.20, there are no Environmental Liabilities that have had, or could reasonably be expected to have individually, or in the aggregate, a material adverse effect with respect to BCG.

     (d) Except as set forth on Schedule 4.20, to the knowledge of BCG, no state of facts exists as to environmental matters or Hazardous Substances that involves a material fine or penalty imposed on or attributable to BCG, or that may otherwise have a material adverse effect with respect to BCG or does or could interfere with or prevent compliance with any Environmental Laws.

     (e) No Hazardous Substances have been manufactured, treated, stored, transported or disposed of by BCG, or otherwise deposited by BCG, in or on or, to BCG's knowledge, are otherwise present beneath property currently leased by BCG in violation of any applicable Environmental Laws.

     (f) To BCG's knowledge, there has been no disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substance in violation of any applicable
Environmental Laws as a result of the actions or omissions of BCG on, from or affecting any property leased by BCG.

4.21 Receivables. Schedule 4.21 sets forth a true and complete list of all Receivables and the aging thereof, as of December 31, 2001 and April 30, 2002. All Receivables, whether reflected on the Financial Statements or subsequently created through the Closing Date and reflected on the Closing Balance Sheet, represent sales actually made or services actually performed in the ordinary course of business with no additional services required to entitle BCG to collect such Receivables, and are fully collectible as of the Closing Date or are fully reserved against in the Balance Sheet.

4.22   Documentation.  True and complete copies of all Disclosure
Documents referred to in the Schedules have been delivered by BCG to Parent or are attached to the relevant Schedules.

4.23 Related Party Transactions. Except as set forth on Schedule 4.23 or on any other Schedule, there have been no transactions or contractual relationships during the two (2) fiscal years ended December 31, 2000 or between December 31, 2000 and the date hereof, and no agreement or understanding to enter into or consummate any transactions or contractual relationships between BCG on the one hand and (a) any of BCG's officers, directors, employees, representatives, or agents or (b) any family member (by blood or marriage) or Affiliate of any of the foregoing, directly or indirectly, on the other hand. All such transactions have been on terms and conditions no less favorable to BCG than could have been obtained from any independent party after arms-length negotiations. Schedule 4.23 sets forth the relationship between any such Person and BCG.

4.24 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding Shares is the only vote of the holders of any class or series of BCG capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

4.25 Brokers. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right to, interest in or claim upon Parent or the Surviving Corporation for any commission, fee or other compensation as a finder or broker because or any act or omission by BCG or the BCG Shareholders.

4.26 Disclosure. No representation or warranty by BCG contained in this Agreement, and no statement contained in any document, list (including, without limitation, the Schedules), certificate or other communication furnished or to be furnished by or on behalf of BCG to Parent or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, list, certificate or other writing. BCG has not knowingly failed to disclose to Parent any facts material to the operations, condition (financial or otherwise), liabilities, assets, earnings, prospects or working capital of BCG or the Business.

4.27 Securities Matters. The BCG Shareholders understand that none of the shares of Parent Stock included in the Merger Consideration has been registered under the Securities Act, on the grounds that the issuance thereof to the BCG Shareholders in connection with the Merger is exempt from registration pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act ("Regulation D"), and that the reliance of Parent on such exemptions is predicated in part on the representations, warranties, covenants and acknowledgements set forth in this
Section 4.27.

     (b) The Parent Stock will be acquired by each BCG Shareholder for his or her own account, not as a nominee or agent, for investment and without a view to resale or other distribution within the meaning of the Securities Act, and such BCG Shareholder will not distribute or transfer any of the Parent Stock in violation of the Securities Act.

     (c) The BCG Shareholders: (i) acknowledge that the Parent Stock to be issued to the BCG Shareholders is not registered under the Securities Act and must be held indefinitely by the BCG Shareholders unless the Parent Stock is subsequently registered under the Securities Act or an exemption from registration is available, (ii) are aware that any routine sales of the Parent Stock made under Rule 144 of the Securities and Exchange Commission under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, registration or compliance with some other registration exemption will be required, (iii) are aware that Rule 144 is not now and for a period of at least one year following the Closing Date hereof will not be, available for use by the BCG Shareholders for resale of the Parent Stock, and (iv) are aware that Parent is not obligated to register any sale, transfer or other disposition of the Parent Stock.

     (d) Each BCG Shareholder has such knowledge and experience in financial and business matters that such BCG Shareholder is fully capable of evaluating the risks and merits of such Shareholder's investment in the Parent Stock.

     (e) The BCG Shareholders acknowledge and agree that the certificates representing the Parent Stock issuable to such Shareholder will contain a restrictive legend noting the restrictions on transfer described in this Section and under federal and applicable state securities laws, and that appropriate "stop-transfer" instructions will be given to Parent's stock transfer agent.


      ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

As a material inducement for BCG and the BCG Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub hereby jointly and severally make the following representations and warranties as of the date hereof, each of which is relied upon by BCG regardless of any investigation made or information obtained by
BCG:

5.1	Organization, Existence and Capital Stock.

     (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as presently conducted. Parent is duly qualified to do business and in good standing in each jurisdiction in which the nature or conduct of its business or the character or location of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Parent.

     (b) The authorized capital stock of Parent consists of 50,000,000 shares of Common Stock, $.001 par value per share, 26,600,115 shares of which are validly issued, outstanding, fully paid and non-assessable, and 10,000,000 shares of Preferred Stock, none of which are issued or outstanding. Parent's Common Stock has been duly and validly registered pursuant to Section 12(g) of the Exchange Act, which registration is in full force and effect. Merger Sub's authorized capital stock consists of One Thousand (1,000) shares of Common Stock, par value $.001 per share (the "Merger Sub Common Stock"), all of which shares are issued and registered in the name of Parent. Parent has the corporate power to vote such shares of Merger Sub Common Stock pursuant to this Agreement. Parent has, or will by the Effective Time have, taken all such actions as may be required in its capacity as the sole stockholder of Merger Sub to approve the Merger.

     (c) None of the outstanding shares of Parent's capital stock has been issued in violation of any preemptive rights of the current or past stockholders of Parent, or any agreement to which Parent was or is a party or bound. All of the shares of Parent Stock issued in connection with the Merger will be, when issued in accordance with this Agreement, duly authorized, validly issued fully paid, nonassessable and free of all preemptive rights and restrictions of any kind, other than restrictions under federal and state securities laws and restrictions set forth in the Lock-Up Agreement.

     (d) Except for (i) 599,339 options to purchase Parent Stock currently outstanding and (ii) 379,000 options to purchase Parent Stock reserved for issuance in connection with Parent's acquisition of Back Bay Technologies, there are no issued or outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Parent.

5.2   Power and Authority.  Subject to the satisfaction of the
conditions precedent set forth herein, each of Parent and Merger Sub has the requisite corporate power to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by law, its certificate of incorporation, its by-laws or otherwise, to authorize the execution and
delivery of this Agreement and such related documents.   The execution and
delivery of this Agreement and the Related Agreements, and the consummation of the Merger contemplated hereby, have been approved by the Board of Directors of Merger Sub, the Board of Directors of Parent and the stockholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and legally binding obligation of Parent and Merger Sub and is enforceable on each of them in accordance with its terms.

5.3   No Violations of Laws or Agreements, Consents or Defaults.

     (a) The delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, (i) the certificate of incorporation or by-laws of Parent or Merger Sub or (ii) any statute, order, decree, proceeding, rule, or regulation of any court or governmental agency or body, United States or foreign, having jurisdiction over Parent or Merger Sub or any assets of Parent or Merger Sub.

     (b) The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of the term of, or constitute a default under, any agreement, instrument, or commitment to which Parent or Merger Sub is a party, by which either such party is bound, or to which any of Parent's or Merger Sub's property is subject, and no consent or approval is required from any third party for the Merger.

     (c) Neither Parent nor Merger Sub is in default under, or in violation of any provision of, its certificate of incorporation, by-laws, or any promissory note, indenture or any evidence of indebtedness or security thereto, lease, purchase contract or other commitment or any other agreement which is material to Parent or Merger Sub.

5.4   SEC Filings.

     (a) Parent has provided or made available to BCG and the BCG Shareholders copies of each of the periodic reports and other documents filed by Parent with the Securities and Exchange Commission ("SEC"). Parent has filed all reports, documents and other information required of it to be filed with the SEC (the "Parent SEC Reports"). The Parent SEC Reports were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports. None of Parent's subsidiaries is required to file any form, reports or other documents with the SEC. No disclosure included in any of the Parent SEC Reports included any statement that, when made or, if such Reports were subsequently amended, when amended, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances in which such statements were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials") (x) complies as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP, and (z) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated.

5.5 Subsidiaries. Merger Sub does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization. Merger Sub is not a party to any joint venture or partnership.

5.6 No Contracts or Liabilities. Other than the obligations created under this Agreement, Merger Sub has no obligations or liabilities (contingent or otherwise) under any contracts, claims, leases, loans or otherwise.

5.7   Related Party Transactions.  Except as disclosed in the Parent
SEC Reports, no director, officer or employee of Parent is indebted to Parent, nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any such person, nor is any such person a party to any transaction (other than as an employee) with Parent providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to, any such person.

5.8 Brokers. No Person other than Bayme Capital Group will have, as a result of the transactions contemplated by this Agreement, any valid right to, interest in or claim upon the BCG Shareholders or the Surviving Corporation for any commission, fee or other compensation as a finder or broker because or any act or omission by Parent or its Affiliates.

5.9 Litigation Claims. There is no Claim pending or, to the knowledge of Parent or Merger Sub, threatened that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby.


           ARTICLE VI.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

6.1 Survival of Representations. All representations and warranties made by any party to this Agreement or pursuant hereto, as modified by any Schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall survive the Closing and any investigation made by or on behalf of any party hereto for a period of eighteen (18) months following the Closing Date; provided, however, that the representations and warranties contained in Sections 4.1 and 5.1 (Organization; Qualification and Capital Stock; Corporate Records), Section 4.2 (Shareholder Power and Authorization; Ownership), Section 4.9 (Tax Matters) and 4.12 (Employee Matters; Benefit Plans; ERISA) shall survive the Closing and any investigations made by or on behalf of the relevant party until expiration of the applicable statute of limitations. All statements contained herein or in any schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall be deemed representations and warranties for purposes of Sections 6.1, 8.2(a), and 8.3(a). Notwithstanding the foregoing, the covenants and agreements of the Parent and the BCG Shareholders made herein shall survive the Closing and shall continue in full force and effect through the applicable period of performance. The right to indemnification or other remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.

6.2   Indemnification.

     (a) Subject to the terms and conditions of this Article VI, the BCG Shareholders jointly and severally shall indemnify, defend and hold harmless Parent and the Surviving Corporation (and their respective officers, directors, employees, Affiliates, successors or assigns) (collectively, the "Parent Indemnified Parties"), from and against all Claims, assessments, losses, damages, liabilities, deficiencies, judgments, settlements, costs and expenses, including interest, penalties and reasonable attorneys' fees and expenses incurred in enforcing this indemnification or in any litigation between the parties or with third parties (collectively, "Damages") asserted against, resulting to, imposed upon, suffered or incurred by a Parent Indemnified Party, directly or indirectly, by reason of or resulting from (i) any failure of BCG to duly perform or observe any term, provision, instrument, covenant or agreement to be performed or observed by it, prior to the Closing, pursuant to this Agreement or any Related Agreement and/or (ii) a breach of any representation, warranty, covenant or agreement of BCG or any BCG Shareholder contained in or made pursuant to this Agreement or any of the Related Agreements. In the event that the BCG Shareholders are liable for indemnification under this Section 6.2(a), they shall satisfy such liability by cash payment and by cancellation of shares of Parent Stock (valued based on the fair market value of a share of Parent Stock as reported on NASDAQ or any other trading exchange or system on which shares of Parent Stock are then traded or, if not so reported, as determined in good faith by the Board of Directors of Parent) issued to them in the same proportion received as at the time such indemnification becomes due.

     (b) Tax Indemnification. Each BCG Shareholder shall jointly and severally indemnify the Parent Indemnified Parties and hold them harmless from and against any Damages attributable to (i) all Taxes (or the non-payment thereof) of BCG for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes the Closing Date ("Pre-Closing Tax Period"),
(ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which BCG is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person other than BCG, imposed on BCG as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring on or before the Closing; provided, however, that in the case of clauses (i), (ii), and (iii) above, the BCG Shareholders shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Financial Statements and taken into account in determining the Purchase Price Adjustment. The BCG Shareholders shall reimburse the Parent Indemnified Parties for any Taxes of BCG which are the responsibility of the BCG Shareholders pursuant to this Section 6.2(b) within fifteen (15) business days after payment of such Taxes by the Parent Indemnified Parties.

     (c) Straddle Period. In the case of any taxable period that includes, but does not end on the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of BCG for the period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of other Taxes of BCG for a Straddle Period which relate to the period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

     (d) Subject to the terms and conditions of this Article VI, Parent shall indemnify, defend and hold harmless the BCG Shareholders (and their respective heirs, representatives and assigns) (collectively, the "BCG Indemnified Parties") at any time after consummation of the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by the BCG Indemnified Parties, directly or indirectly, by reason of or resulting from: (i) any failure of Parent or Merger Sub to duly perform or observe any term, provision, instrument, covenant or agreement to be performed or observed by it prior to Closing, pursuant to this Agreement or any Related Agreement; or (ii) a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in or made pursuant to this Agreement; (iii) any and all fees and expenses of Bayme Capital Group; or (iv) any income taxes assessed against the BCG Shareholders as a result of any Receivables outstanding at the Closing.

6.3 Conditions of Indemnification. The obligations and liabilities of Parent, on the one hand, and the BCG Shareholders, on the other hand, as indemnifying parties (each, an "Indemnifying Party") to indemnify the BCG Indemnified Parties or the Parent Indemnified Parties, as applicable (each, an "Indemnified Party"), under Section 6.2 with respect to Claims made by third parties shall be subject to the following terms and conditions:
The Indemnified Party shall give written notice to the Indemnifying Party of any Damages with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to such Claim for indemnification; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 6.2 unless it shall have been prejudiced by the omission to provide such notice. In case any Claim is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party under Section 6.2 for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that (i) if the Indemnifying Party shall elect not to assume the defense of such claim or action or (ii) if the Indemnified Party reasonably determines that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in defending such Claim, then separate counsel shall be entitled to participate in and conduct such defense, and the Indemnifying Party shall be liable for any reasonable legal or other expenses incurred by the Indemnified Party in connection with such defense (but not more than one counsel). The Indemnifying Party shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld, settle or compromise any Claim to which the Indemnified Party is a party or consent to entry of any judgment in respect thereof. The Indemnifying Party further agrees that it will not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Claim) unless such settlement or compromise includes an unconditional release of the Indemnified Party from all liability arising out of such Claim.


                            ARTICLE VII.  COVENANTS.

7.1 Public Disclosures. Parent and BCG will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of NASDAQ. The parties shall issue a joint press release, mutually acceptable to the BCG Shareholders and Parent, promptly upon execution and delivery of this Agreement.

7.2 Confidentiality. Parent and BCG shall hold, and shall use their best efforts to cause their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other party furnished to it by the other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information shall be shown to have been (a) already known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished) ("Confidential Information"), and each party shall not release or disclose such Confidential Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with the transactions contemplated by this Agreement.

7.3   Creation of BCG Stock Option Plan.

     (a) At the Effective Time, Parent shall reserve options to purchase 550,175 shares of Parent Stock (each, a "Parent Option") for employees of the Surviving Corporation.

     (b) The number of Parent Options reserved for employees of the Surviving Corporation shall be increased by 0.20 Parent Option for each $1.00 that the actual EBITDA generated by the Surviving Corporation during any Performance Period exceeds $1,833,917, such increase to become effective within 30 days of the delivery to the BCG Shareholders of the annual Performance Period Financial Statements.

     (c) The number of Parent Options reserved for executive employees of the Surviving Corporation in the "alpha" pool shall be increased by 0.10 Parent Option for each $1.00 that the actual EBITDA generated by the Surviving Corporation during any Performance Period exceeds the EBITDA Target for such Performance Period, such increase to become effective within 30 days of the delivery to the BCG Shareholders of the annual Performance Period Financial Statements.

     (d) All material terms and conditions of the Parent Options, including the expiration dates and vesting schedules, shall be determined by the Management Committee, subject to ratification by the Board of Directors of Parent.

7.4   William Scott Seagrave Appointed to Management Committee.
Promptly after the Closing, Parent will cause William Scott Seagrave to become a member of the Management Committee, to serve at the pleasure of the Board of Directors of Parent.

7.5   Performance Period Financial Statements.

     (a) Quarterly Reports. Within 45 days after the end of each fiscal quarter of the Surviving Corporation, Parent shall cause the Surviving Corporation to deliver to the BCG Shareholders an unaudited income statement of the Surviving Corporation for such quarter and an unaudited balance sheet of the Surviving Corporation as of the end of such quarter. These quarterly financial statements ("Quarterly Performance Period Financial Statements") shall (i) be prepared in accordance with GAAP, (ii) set forth the EBITDA of the Surviving Corporation for such quarter (including the figures used and calculations made to determine the EBITDA), and (iii) be certified by the Chief Executive Officer of the Surviving Corporation.

     (b) Annual Reports. Within 90 days after the end of each annual Performance Period of the Surviving Corporation, Parent shall cause the Surviving Corporation to deliver to the BCG Shareholders an income statement of the Surviving Corporation for such Performance Period and a balance sheet of the Surviving Corporation as of the end of such Performance Period. These annual financial statements ("Annual Performance Period Financial Statements") shall (i) be prepared in accordance with GAAP, (ii) set forth the EBITDA of the Surviving Corporation for such Performance Period (including the figures used and calculations made to determine EBITDA), (iii) be prepared on a basis consistent with the Financial Statements, and (iv) be certified by the Chief Executive Officer of the Surviving Corporation.

     (c) Access Rights. Following the Closing and through the expiration of the final Performance Period, at reasonable times upon prior notice, Parent and the Surviving Corporation shall afford the BCG Shareholders reasonable access to the books and records of the Surviving Corporation, whether stored in print, electronic or other medium, and any work papers generated therewith or in connection with any Audit, to enable the BCG Shareholders to audit the information presented in the Performance Period Financial Statements.

     (d) Certain Accounting Conventions. Until the expiration of the third Performance Period:
          (i) Parent shall cause the Surviving Corporation to maintain a set of financial books and record separate from and distinct from the financial books and records of any operations or entities previously or subsequently acquired by Parent or its Affiliates; and

          (ii) Any accounting decisions relating to the Performance Period Financial Statements will be determined in a manner consistent with the Financial Statements and BCG's historical accounting and financial
practices to the extent not inconsistent with GAAP.   The Surviving
Corporation's EBITDA during the Performance Periods shall be calculated without including any expenses incurred by the Surviving Corporation on management fees paid by the Surviving Corporation to Parent.

7.6 Accounting Disputes. Notwithstanding anything to the contrary in this Agreement, if the BCG Shareholders or Parent have any dispute relating to the amount of EBITDA reported on any Performance Period Financial Statement, then the BCG Shareholders or Parent, as applicable, will notify the other, in writing, of each disputed amount (collectively, the "Disputed Amounts"), specifying the grounds for such dispute, within 15 Business Days after delivery of such Performance Period Financial Statement. If Parent and the BCG Shareholders cannot resolve any such dispute within 10 Business Days after delivery of such notice, then such dispute will be resolved by an independent accounting firm reasonably acceptable to Parent and the BCG Shareholders (the "Independent Accounting Firm"). If Parent and the BCG Shareholders do not agree upon a mutually acceptable Independent Accounting Firm within the 10 Business Day period after delivery of the notice, Parent and the BCG Shareholders will each select an accounting firm independent of Parent, Merger Sub and the BCG Shareholders, and the Independent Accounting Firm will be selected by the firms chosen by Parent and the BCG Shareholders. The determination of the Independent Accounting Firm (i) will be made as promptly as practicable; (ii) will be prepared in accordance with GAAP and this Agreement; and (iii) will be final and binding on the parties, absent manifest error, which error may only be corrected by such Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm will be allocated evenly between Parent and the BCG Shareholders, provided, however, that if the determination of the Independent Accounting Firm results in a restatement of more or less than 10% of the EBITDA claimed by the party raising the Disputed Amounts, then the other party shall pay all expenses related to the engagement of the Independent Accounting Firm.

7.7 Audit; Cooperation. Following the Closing, at reasonable times and upon reasonable prior notice, the BCG Shareholders jointly and severally shall cooperate with Parent and the Surviving Corporation in connection with Parent's preparation of financial statements, and, if necessary, an audit (the "Audit") of the financial performance of BCG, for all periods required in connection with Parent's reporting obligations under the United States securities laws. Such cooperation shall include, but not be limited to, providing full access to the Books and Records, any work papers generated in connection therewith, BCG personnel, BCG's outside auditors and assisting Parent in obtaining any required consent of such outside auditors in connection with Parent's reporting obligations under the United Stated securities laws.

7.8 Key Man Life Insurance. The BCG Shareholders shall be responsible for payment of all premiums applicable to $____________ key-man life insurance policies on the life of each of the BCG Shareholders, such policies to be for the benefit of the Surviving Corporation.


                     ARTICLE VIII.  CONDITIONS TO CLOSING.

8.1 Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Parent, Merger Sub and BCG):

     (a) No statute, rule or regulation, shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger or any other significant transaction contemplated hereby illegal.

8.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

     (a)   The representations and warranties of BCG and the BCG
Shareholders contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for the representations and warranties made as of a specific date which shall be true in all material respects as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of BCG and the BCG Shareholders that are not so qualified shall be true in all material respects.

     (b) BCG and the BCG Shareholders shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

     (c) There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree, nor shall there be any effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction, that (i) restrains, prohibits or materially delays the consummation of the transactions contemplated hereby, (ii) could reasonably be expected to have a material adverse effect on Parent's ability to exercise control over or manage the Surviving Corporation or any of its assets or business after the Closing or (iii) could reasonably be expected to have a material adverse effect on the Business, BCG or the Surviving Corporation.

     (d) BCG and the BCG Shareholders shall have received all consents, approvals and authorizations of third parties that are required of such third parties prior to the consummation of the Merger, in form and substance acceptable to Parent, except for those consents, approvals and authorizations set forth on Schedule 8.2(d) or where the failure to obtain such consent, approval or authorization would not have a material adverse effect on the business of the Surviving Corporation.

     (e) BCG shall have delivered to Parent a certificate, dated the Closing Date, executed by the Secretary of BCG, certifying as to (i) BCG's articles of incorporation, (ii) BCG's by-laws, (iii) resolutions with respect to the transactions contemplated by this Agreement adopted by BCG's board of directors and shareholders and attached to such certificate, and (iv) incumbency and signatures of the persons who have executed this Agreement, the Related Agreements and any other documents, certificates and agreements to be executed and delivered at the Closing pursuant to this Agreement or any of the Related Agreements on behalf of BCG or the BCG Shareholders.

     (f) Each of William Scott Seagrave and Mary Rosalie Seagrave shall have entered into an employment agreement with the Surviving Corporation (collectively, the "Employment Agreements"), substantially in the form of Exhibit B.

     (g) Each BCG Shareholder shall have entered into a lock-up agreement with Parent (collectively, the "Lock-up Agreements"), substantially in the form of Exhibit C.

     (h) BCG shall have furnished Parent with copies of the Ownership and Nondisclosure Agreements signed by each employee, officer, consultant or contractor of BCG identified on Schedule 4.16(g).

     (i) Parent shall have received stock certificates representing the Shares.

     (j) No material adverse change with respect to BCG shall have occurred.

     (k) BCG and the BCG Shareholders shall have executed and delivered to Parent the Side Agreement, substantially in the form of Exhibit D (the "Side Agreement").

8.3 Conditions to the Obligations of BCG. The obligations of BCG under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

     (a) The representations and warranties of Parent and Merger Sub contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for the representations and warranties made as of a specific date which shall be true in all material respects as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of Parent and Merger Sub that are not so qualified shall be true in all material respects.

     (b) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by Parent and Merger Sub at or prior to the Closing.

     (c) There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree, nor shall there be any effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction, that (i) restrains or prohibits the consummation of the transactions contemplated hereby or (ii) could reasonably be expected to have a material adverse effect on the business of Parent or the Surviving Corporation.

     (d) Parent shall have delivered to BCG a certificate, dated the Closing Date, executed by the Secretary of Parent, certifying as to (i) Parent's certificate of incorporation, (ii) Parent's bylaws, (iii) resolutions with respect to the transactions contemplated by this Agreement adopted by Parent's Board of Directors and attached to such certificate, and
(iv) incumbency and signatures of the persons who have executed this Agreement, the Related Agreements and any other documents, certificates and agreements to be executed and delivered at the Closing pursuant to this Agreement or any of the Related Agreements on behalf of Parent.

    (e) Merger Sub shall have delivered to BCG a certificate, dated the Closing Date, executed by the Secretary of Merger Sub, certifying as to
(i) Merger Sub's certificate of incorporation, (ii) Merger Sub's bylaws,
(iii) resolutions with respect to the transactions contemplated by this Agreement adopted by Merger Sub's Board of Directors and sole stockholder and attached to such certificate, and (iv) incumbency and signatures of the persons who have executed this Agreement, the Related Agreements and any other documents, certificates and agreements to be executed and delivered at the Closing pursuant to this Agreement or any of the Related Agreements on behalf of Merger Sub.

     (f) Parent or Merger Sub, as applicable, shall have entered into the Lock-Up Agreements and the Employment Agreements.

     (g) Parent shall have delivered to the BCG Shareholders the Initial Cash Payment and certificates representing the Initial Stock Payment.

     (h) Parent shall have delivered to BCG evidence that William Scott Seagrave has been appointed to the Management Committee.

     (i)   Parent and Merger Sub shall have executed the Side
Agreement.


                      ARTICLE IX.   MISCELLANEOUS.

9.1	Notices.  Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier or overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:
            If to Parent or Merger Sub:
            Planet Zanett, Inc.
            135 East 57th Street
            15th Floor
            New York, NY  10022
            Attention:  Pierre-Georges Roy, Chief Legal Officer

            with a copy to:
            Drinker, Biddle & Reath, LLP
            One Logan Square
            18th and Cherry Streets
            Philadelphia, PA  19103
            Attention:  Stephen T. Burdumy, Esq.

            If to BCG:
            Brandywine Computer Group, Inc.
            5412 Courseview Drive, Suite 122
            Mason, OH 45040

            If to the BCG Shareholders:
            William Scott Seagrave and Mary Seagrave
            5224 King's Mill Road, Suite 215
            Mason, OH 45040

with a copy to:

            Taft, Stettinius & Hollister LLP
            425 Walnut Street
            Suite 1800
            Cincinnatti, OH 42502-3957
            Attention: Edward D. Diller

All such communications shall be deemed to have been delivered on the date of hand delivery or facsimile or on the next Business Day following the deposit of such communications with the overnight courier.

9.2 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

9.3 Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, applied without giving effect to any conflicts of law principles.

9.4 Right of Setoff. Notwithstanding any provision hereof to the contrary, Parent shall be entitled to set-off (i) any amounts due to Parent from the BCG Shareholders (or any one or more of them) hereunder, whether by reason of overpayment of the Merger Consideration or, indemnification under
Article VI, or otherwise, against (ii) amounts due from Parent to the BCG Shareholders (or any one or more of them) hereunder. Any set-off shall be applied against amounts payable to the BCG Shareholders in the chronological order all amounts of every kind payable to the BCG Shareholders are due until the set-off is complete. Notwithstanding any provision hereof to the contrary, upon the occurrence of any event or existence of any condition which Parent reasonably believes will result in a claim for indemnification under Article VI, Parent may withhold from amounts otherwise due hereunder an amount equal to Parent's reasonable estimate of the amount of such claim until such time as the actual amount of Parent's indemnification claim, and right of set-off hereunder, is determined. Claims for indemnification for which Parent exercises its right of set-off hereunder shall be submitted to binding arbitration in Cincinnati, Ohio in accordance with the rules and regulations of the American Arbitration Association. The arbitrators will be selected by the American Arbitration Association. The determination of the arbitrator(s) will be conclusive and binding upon the parties, and any determination by the arbitrator(s) of any award may be filed with the clerk of a court of competent jurisdiction as a final adjudication of the claim involved, or application may be made to such court for judicial acceptance of the award and an order of enforcement. Each party will bear its own expenses with respect to such arbitration. Any amount withheld by Parent pursuant to the set-off right under this Section 9.4 that the arbitrator(s) determine was in excess of the amount that the BCG Shareholders were liable under the indemnification claim brought to such arbitration shall be returned to the BCG Shareholders together with interest on such excess amount accruing since the time of set-off at an annual rate of 5%.

9.5   Integration of Exhibits and Schedules.  All Exhibits and
Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

9.6 Entire Agreement. This Agreement, the Related Agreements, including all Exhibits and Schedules attached hereto and thereto contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

9.7 Expenses. Except as expressly provided otherwise, each party hereto will bear its own costs and expenses (including fees and expenses of auditors, attorneys, financial advisors, bankers, brokers and other consultants and advisors) incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, Parent shall bear all costs and expenses relating to Bayme Capital Group.

9.8 Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

9.9 Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Parent, Merger Sub, BCG and the BCG
Shareholders have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers, all as of the day and year first above written.

PLANET ZANETT, INC.


By: /s/ David McCarthy
    ----------------------------

     Name: David McCarthy
          ----------------------

	Title: Chief Executive Officer
            ------------------------

PLANET ZANETT MERGER SUB BCG, INC.

By: /s/ Pierre-Georges Roy
    ----------------------------
     Name: Pierre-Georges Roy
          ----------------------
     Title: Vice President & Secretary
           ---------------------------
BRANDYWINE COMPUTER GROUP, INC.


By: /s/ William Scott Seagrave
   -----------------------------
     Name: William Scott Seagrave
          ----------------------
     Title: President
           ---------------------

BCG SHAREHOLDERS:

/s/ William Scott Seagrave
--------------------------------
WILLIAM SCOTT SEAGRAVE

/s/ Mary Rosalie Seagrave
--------------------------------
MARY ROSALIE SEAGRAVE